FEE WAIVER AGREEMENT

This Fee Waiver Agreement dated as of June 10, 2004 is between American Express Financial Corporation ("AEFC") and AXP Growth Series, Inc., with respect to its separate series, AXP Large Cap Equity Fund ("Fund").

     1. Applicable Agreement(s). AEFC and the Fund entered into an Investment Management Services Agreement ("Agreement") dated December 1, 2002.

     2. Agreement to Fee Waiver. AEFC has agreed to waive, and the Fund has agreed to accept the waiver of a portion of the management fee under the Agreement.

     3. Fee Waiver. AEFC will waive 0.05% of its management fee through July 31, 2005.

     4. Termination. This fee waiver may not be terminated at any time before July 31, 2005, without the approval of the Fund's Board of Directors.



     AXP Growth Series, Inc.
         AXP Large Cap Equity Fund



         By: /s/  Leslie L. Ogg
             --------------------
                  Leslie L. Ogg
                  Vice President


     AMERICAN EXPRESS FINANCIAL CORPORATION



         By: /s/  Paula R. Meyer
             ---------------------
                  Paula R. Meyer
                  Senior Vice President and General Manager- Mutual Funds